Exhibit 4.3

THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO AN EXEMPTION TO SUCH ACT.

THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS WARRANT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA OR ANY OTHER STATE AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION FOR SUCH SECURITIES PRIOR TO SUCH QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SUCH SECURITIES IS EXEMPT FROM QUALIFICATION BY SECTION 2511, 25102 OR 25105 OF THE CALIFORNIA CORPORATIONS CODE OR SUCH PROVISIONS OF THE CORPORATIONS CODE OF ANY SUCH OTHER STATE. THE RIGHTS OF THE HOLDER OF THIS WARRANT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.

Void after

_________

WARRANT TO PURCHASE SHARES

OF PREFERRED STOCK

of

SKINMEDICA, INC.

INCORPORATED UNDER THE LAWS OF THE STATE OF CALIFORNIA

THIS CERTIFIES THAT, for value received,                     , together with its permitted successors and assigns (“Holder”) is entitled, subject to the terms set forth below, to subscribe for and purchase shares of a series of Preferred Stock (the “Preferred Stock”) of SKINMEDICA, INC., a California corporation (the “Company”), subject to adjustment as provided herein. This warrant and any warrant subsequently issued upon exchange or transfer hereof are hereinafter referred to collectively as the “Warrant.”

This Warrant is subject to the following terms and conditions:

1. Convertible Promissory Note and Warrant Purchase Agreement. This Warrant is issued in connection with and subject to the terms and conditions of that certain Convertible Promissory Note and Warrant Purchase Agreement dated June 21, 2002 (the “Purchase Agreement”) by and among the Company, Holder and the other parties thereto. Pursuant to the Purchase Agreement, the Company has also issued to Holder a convertible promissory note and may from time to time issue additional promissory notes (each a “Note” and collectively, the “Notes”). All capitalized terms used but not defined in this Warrant shall have the meanings ascribed thereto in the Purchase Agreement.

2. Exercise of Warrant. The terms and conditions upon which this Warrant may be exercised, and the shares covered hereby may be purchased, are as follows:

2.1 Term. Subject to the terms hereof, this Warrant may be exercised at any time after the date hereof, or from time to time, in whole or in part; provided, however, that in no event may this Warrant be exercised (the “Exercise Date”) later than 5:00 p.m. (Pacific Time) on the earlier of (a) the close of business on June 21, 2009, or (b) (i) the closing of the acquisition of the Company by another entity by means of a transaction or series of related transactions or (ii) the closing of the sale of all or substantially all of the assets of the Company, unless the Company’s shareholders of record prior to such acquisition or sale shall hold at least fifty percent (50%) of the voting power of the acquiring or surviving entity immediately after such acquisition or sale (the “Exercise Period”). At least ten (10) days prior to the occurrence of an event specified in (b) of this Section 2.1, the Company shall send to Holder notice of such event and that Holder’s rights under this Warrant shall terminate upon the occurrence of such event; provided, that if the Company sends such notice less than ten (10) days prior to the occurrence of such event, Holder’s right to exercise this Warrant shall be extended for a period of five (5) days after the date of the notice, after which time Holder’s rights under this Warrant shall terminate.

2.2 Number of New Equity Shares. This Warrant may be exercised for a number of New Equity Shares as set forth below:

2.2.1 Qualified Equity Financing. In the event the Company completes a Qualified Equity Financing, as defined below, the number of New Equity Shares, as defined below, subject to this Warrant will be equal to the following:

A =	.2(B)
C

Where:

A	=	The number of New Equity Shares that may be purchased by Holder pursuant to this Warrant.

B	=	The original principal amount of all Notes held by Holder and issued pursuant the Purchase Agreement.

C	=	The Exercise Price (as defined below) for the New Equity Shares.

The “Qualified Equity Financing” shall mean the next equity financing after the date hereof, in which the Company raises at least $5 million in gross proceeds, including conversion of the Notes issued pursuant to the Purchase Agreement, and in which investors purchase shares of a series of the Company’s Preferred Stock.

The “New Equity Shares” shall mean the shares of the series of the Company’s Preferred Stock sold by the Company in the Qualified Equity Financing; provided, that in the event a Qualified Equity Financing has not occurred by December 21, 2003, the “New Equity Shares” shall mean the Company’s Series A Preferred Stock.

2.3 Exercise Price. The “Exercise Price” shall be equal to the per share purchase price for the New Equity Shares sold by the Company, subject to adjustment as provided herein.

2.4 Method of Exercise. Subject to the terms and conditions contained herein and while this Warrant remains outstanding and exercisable, this Warrant is exercisable with respect to any or all of the New Equity Shares, at the option of Holder, upon surrender of this Warrant to the Company together with (a) a duly completed (i) Notice of Exercise, in the form attached hereto as Exhibit A, or (ii) Net Issue Election Notice, in the form attached hereto as Exhibit B and (b) payment of an amount equal to the Exercise Price multiplied by the number of New Equity Shares with respect to which this Warrant is being exercised as provided in Section 2.5 below. If Holder exercises this Warrant with respect to less than all of the New Equity Shares represented by this Warrant, the Company shall cancel this Warrant upon the surrender thereof and shall execute and deliver to Holder a new Warrant for the balance of such New Equity Shares.

2.5 Payment. Payment of the Exercise Price for the New Equity Shares with respect to which this Warrant is being exercised by Holder shall be made, at the option of Holder, (a) by delivery of cash payable by wire transfer of immediately available funds, (b) by the delivery of a cashier’s check or certified check, (c) by net issue election as set forth in Section 2.6 below, or (d) by any combination of (a) – (c).

2.6 Net Issue Election The Holder may elect to receive, without payment by the Holder of any additional consideration, New Equity Shares equal to the value of the “spread” on the New Equity Shares or any portion thereof by the surrender of the Warrant to the Company, together with a duly completed Net Issue Election Notice, in the form attached hereto as Exhibit B, at the principal office of the Company, in which event the Company shall issue to the Holder such number of New Equity Shares as is computed using the following formula:

X	= Y (A – B)
A

Where:	X =	The number of New Equity Shares to be issued to Holder pursuant to the net issue election;

	Y =	The number of New Equity Shares in respect of which the net issue election is made;

	A =	The fair market value (as determined below) of one New Equity Share at the time the net issue election is made;

	B =	The Exercise Price in effect under this Warrant as of the date of the net issue election.

For purposes of this Section 2.6, the fair market value of one New Equity Share as of a particular date shall be as determined in good faith by the Board of Directors of the Company.

3. Limit on Rights of the Holder upon Exercise. Holder acknowledges and agrees that upon the exercise of this Warrant in full or in part, the following provisions shall apply to the rights of Holder as a holder of New Equity Shares and of Common Stock of the Company (“Common Stock”) that such New Equity Shares are convertible into.

3.1 Market Stand-Off Agreement. During the period of duration (not to exceed 180 days) specified by the Company and an underwriter of Common Stock or other securities of the Company, following the effective date of a registration statement of the Company filed under the Act, Holder shall not, to the extent requested by the Company and such underwriter, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to transferees or donees who agree to be similarly bound) any securities of the Company held by it at any time during such period except Common Stock included in such registration. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Common Stock of Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period. This Section 3.1 shall survive any termination or the expiration of this Warrant.

4. Adjustment of Exercise Price and Number of Shares. The Exercise Price and the number and kind of New Equity Shares purchasable upon the exercise of this Warrant shall be subject to adjustment from time to time upon the happening of certain events as follows:

4.1 Conversion of New Equity Shares into Common Stock. Upon conversion of all of the issued and outstanding shares of the Company’s Preferred Stock into Common Stock, this Warrant shall be automatically exercisable only for such number of shares of Common Stock as Holder would have received had this Warrant been exercised in full for the New Equity Shares and then converted into Common Stock on the date all issued and outstanding shares of the Company’s Preferred Stock converted into Common Stock. The Exercise Price in effect immediately prior to such conversion shall, concurrently with the effectiveness of such conversion, be proportionally adjusted. Upon such conversion of the Preferred Stock into Common Stock, all references under this Warrant to New Equity Shares shall be deemed references to Common Stock.

4.2 Split, Subdivision or Combination. If the Company should at any time or from time to time fix a record date for (a) the effectuation of a split or subdivision of the outstanding New Equity Shares or (b) the determination of the holders of New Equity Shares entitled to receive a dividend or other distribution payable in additional New Equity Shares or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional New Equity Shares (hereinafter referred to as the “New Equity Equivalents”), without payment of any consideration by such holder for the additional New Equity Shares or New Equity Equivalents, then, as of such record date (or the date of such distribution, split or subdivision if no record date is fixed), the Exercise Price shall be appropriately decreased and the number of New Equity Shares which this Warrant is exercisable for, if any, shall be appropriately increased in proportion to such increase of outstanding shares. Notwithstanding the foregoing, in any such case, the aggregate purchase price payable by Holder for the total number of New Equity Shares (as adjusted) shall remain the same.

4.3 Combination of Shares. If the number of New Equity Shares outstanding at any time after the date hereof is decreased by a combination of the outstanding New Equity Shares, the Exercise Price shall be appropriately increased and the number of New Equity Shares for which this Warrant is exercisable, if any, shall be appropriately decreased in proportion to such decrease in outstanding shares. Notwithstanding the foregoing, in any such case, the aggregate purchase price payable by Holder for the total number of New Equity Shares (as adjusted) shall remain the same.

4.4 Reclassification or Reorganization. If the New Equity Shares shall be changed into the same or different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision, conversion or combination of shares or stock dividend provided for in Sections 4.1, 4.2 and 4.3 above), then and in each such event Holder shall be entitled to receive upon the exercise of this Warrant the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change, to which a holder of the number of New Equity Shares (or any shares of stock or other securities which may be) issuable upon the exercise of this Warrant would have received if this Warrant had been exercised immediately prior to such reorganization, reclassification or other change, all subject to further adjustment as provided herein. At the request of Holder, this Warrant will thereupon be cancelled and upon its surrender to the Company, the Company will execute and deliver at its expense a new Warrant reflecting the foregoing adjustment, but otherwise identical to the replaced Warrant.

4.5 Notice of Adjustments and Record Dates. The Company shall promptly notify Holder in writing of each adjustment or readjustment of the Exercise Price hereunder and the number of New Equity Shares issuable upon the exercise of this Warrant. Such notice shall state the adjustment or readjustment and show in reasonable detail the facts on which that adjustment or readjustment is based. In the event of any taking by the Company of a record of the holders of New Equity Shares for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, the Company shall notify Holder in writing of such record date at least twenty (20) days prior to the date specified therein.

4.6 Fractional Shares. No fractional shares shall be issued upon the exercise of this Warrant as a consequence of any adjustment pursuant hereto. All Equity Shares (including fractions) issuable upon exercise of this Warrant may be aggregated for purposes of determining whether the exercise would result in the issuance of a fractional share. If, after aggregation, the exercise would result in the issuance of a fractional share, the Company shall, in lieu of issuance of any fractional share, pay Holder otherwise entitled to such fraction a sum in cash equal to the product resulting from multiplying the then current fair market value of a New Equity Share by such fraction.

4.7 Issue Tax. The issuance of certificates for the New Equity Shares upon exercise of this Warrant shall be made without charge to Holder for any issuance tax in respect thereof provided that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of Holder.

4.8 No Impairment. The Company shall not avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in the carrying out of all the provisions of this Warrant. Without limiting the generality of the foregoing, the Company shall take all such action as may be necessary or appropriate in order that all shares of New Equity Shares as may be issued pursuant to the exercise of this Warrant shall, upon issuance, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof.

5. Replacement of Warrants. On receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of any such loss, theft or destruction of this Warrant, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of any such mutilation, on surrender and cancellation of such Warrant, the Company at its expense shall execute and deliver to Holder, in lieu thereof, a new Warrant of like tenor.

6. No Rights or Liability as a Shareholder. This Warrant does not entitle Holder hereof to any voting rights or other rights as a shareholder of the Company. No provisions hereof, in the absence of affirmative action by Holder to purchase New Equity Shares, and no enumeration herein of the rights or privileges of Holder, shall give rise to any liability of Holder as a shareholder of the Company.

7. Miscellaneous.

7.1 Limitations on Disposition.

7.1.1 Holder, by acceptance hereof, agrees to comply in all respects with the provisions of this Section 7.1. Holder agrees not to make any disposition of this Warrant or any New Equity Shares, unless and until the transferee has agreed in writing for the benefit of the Company to be bound by this Section 7.1 and the other provisions of this Warrant as if such transferee were the original Holder hereof, provided and to the extent such provisions are then applicable, and:

7.1.2 There is then in effect a registration statement under the Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

7.1.3 (A) Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and the Company has given its prior written consent, and (B) if requested by the Company, Holder shall have furnished the Company with an opinion of counsel, satisfactory to the Company, that such disposition will not require registration of the Warrant and/or the New Equity Shares under the Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144 except in unusual circumstances.

7.2 Notwithstanding the provisions of paragraphs 7.1.1, 7.1.2 and 7.1.3 above, (i) no such registration statement, prior consent or opinion of counsel shall be necessary for a transfer (A) by Holder if Holder is a partnership to a partner of such partnership or a retired partner of such partnership who retires after the date hereof, or to the estate of any such partner or retired partner or to the transfer by gift, will or intestate succession of any partner to his spouse or to the siblings, lineal descendants or ancestors of such partner or his spouse, or (B) to an “affiliate” of Holder as that term is defined in Rule 405 promulgated by the Securities and Exchange Commission under the Act, including, without limitation, a family trust or other estate vehicle of Holder or a member of Holder’s immediate family, if the transferee agrees in writing to be subject to the terms hereof to the same extent as if it were an original Holder hereunder, and (ii) no transferee shall be required, as a condition to any transfer of the Warrant or the New Equity Shares by Holder, to agree to be bound by this Section 7.1, if the transferee is acquiring the Warrant and/or New Equity Shares pursuant to a Registration Statement under the Act or in a transaction made pursuant to Rule 144. Each new certificate evidencing the Warrant and/or New Equity Shares so transferred shall bear the appropriate restrictive legends, except that such certificate shall not bear such restrictive legend if, in the opinion of counsel for the Company, such legend is not required in order to establish or assist in compliance with any provisions of the Act or any applicable state securities laws.

8. Titles and Subtitles. The titles and subtitles used in this Warrant are for convenience only and are not to be considered in construing or interpreting this Warrant.

9. Notices. Any notice required or permitted under this Warrant shall be given in writing and in accordance with Section 7.5 of the Purchase Agreement (for purposes of which, the term “Investor” shall mean Holder hereunder), except as expressly provided in this Warrant.

10. Attorneys’ Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Warrant, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and disbursements in addition to any other relief to which such party may be entitled.

11. Amendments and Waivers. This Warrant may be amended and the observance of any other term of this Warrant may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and Holder.

12. Severability. If one or more provisions of this Warrant are held to be unenforceable under applicable law, such provision shall be excluded from this Warrant and the balance of the Warrant shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

13. Governing Law. This Warrant shall be governed by and construed and enforced in accordance with the laws of the State of California, without giving effect to its conflicts of laws principles.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

This Warrant may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Date:	SKINMEDICA, INC., a California corporation

By:
Rex Bright, President and Chief
Executive Officer

Address: 5909 Sea Lion Place #H
Carlsbad, CA 92008

ACKNOWLEDGED AND AGREED:

By:
NAME:

TITLE:

Address:

[SIGNATURE PAGE TO WARRANT TO PURCHASE SHARES OF PREFERRED STOCK]

EXHIBIT A

FORM OF NOTICE OF EXERCISE

The undersigned, the holder of the within Warrant, hereby irrevocably elects to exercise this Warrant for, and to purchase thereunder,                      shares* of                      Stock of SKINMEDICA, INC., a California corporation and herewith makes payment of $                     therefor and requests that the certificates for such shares be issued in the name of, and delivered to,                     , federal taxpayer identification number                     , whose address is                                                                                                       .

In exercising this Warrant, the undersigned hereby confirms and acknowledges that the shares of                      Stock are being acquired solely for the account of the undersigned and not as a nominee for any other party, and for investment, and the undersigned will not offer, sell or otherwise dispose of any such shares of Common Stock except under circumstances that will not result in a violation of the Securities Act of 1933, as amended, or any state securities laws.

Please issue a new Warrant for the unexercised portion of the attached Warrant in the name of, and delivered to,                     , federal taxpayer identification number                     , whose address is                                                                                                       .

Dated:

(Signature must conform to name of holder
as specified on the face of the Warrant)

*	Insert here the number of shares as to which the Warrant is being exercised.

A-1

EXHIBIT B

FORM OF NET ISSUE ELECTION NOTICE

(To be signed only on net issue exercise of the Warrant)

The undersigned, the holder of the within Warrant, hereby irrevocably elects to exercise this Warrant with respect to                      New Equity Shares (as defined in the attached Warrant) of SKINMEDICA, INC., a California corporation, pursuant to the net issue election provisions set forth in Section 2.6 of the Warrant and requests that the certificates for the number of New Equity Shares issuable pursuant to said Section 2.6 after application of the net issue election formula to such New Equity Shares be issued in the name of, and delivered to,                             , federal taxpayer identification number                     , whose address is                                                                                  .

In exercising this Warrant, the undersigned hereby confirms and acknowledges that the New Equity Shares are being acquired solely for the account of the undersigned and not as a nominee for any other party, and for investment, and the undersigned will not offer, sell or otherwise dispose of any such New Equity Shares except under circumstances that will not result in a violation of the Securities Act of 1933, as amended, or any state securities laws.

Please issue a new Warrant for the unexercised portion of the attached Warrant in the name of, and delivered to,                             , federal taxpayer identification number                     , whose address is                                                                                  .

Dated:

(Signature must conform to name of holder
as specified on the face of the Warrant)

Schedule to Exhibit 4.3: The form of warrant above was executed by the following entities on the dates listed, and is void after the dates listed.

Name	Date Warrant Executed	Date after which Warrant is Void
Hale Family Trust UTD 2/10/86	June 21, 2002	June 21, 2009

UBSPaineWebber CND FBO N. Scott McBean Address: 1314 Pine Rd, Rosemont, PA 19101-1636	August 26, 2002	August 26, 2009

William A. Roper, Jr. and Melanie A. Roper Trust UTD 10/18/01	June 21, 2002	June 21, 2009

Garner Family Trust UTD 10/21/87 as restated 8/9/01	June 21, 2002	June 21, 2009

Windamere III, LLC, a Delaware limited liability company	June 21, 2002	June 21, 2009